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                                   May 13, 1997

Mr. Hugh W. Levey
Gruppo, Levey & Capell, Inc.
60 East 42nd Street
Suite 3810
New York, New York 10165-0006

     Re: Consulting Agreement with Diplomat Corporation

Dear Hugh:

         This letter will serve to confirm our agreement on the terms under which you will perform certain consulting services for Diplomat Corporation (the "Company") as more particularly set forth herein. The term of this agreement shall be of one year from the date hereof. The services you agree to provide are consultation with management and the Board of Directors, from time-to-time as they may reasonably request with respect to stategic planning in connection with the Company's catalogue and direct marketing businesses (including Biobottoms and Lew Magram catalogues). Such services will be performed subject to your availability and only in the New York City metropolitan area unless you agree otherwise.

         All costs in connection with the performances of your services set forth herein shall be borne by the Company. The Company hereby indemnifies and holds you harmless with respect to any advice or recommendations made by you in good faith in the course of the performance of your services hereunder. In the event that during the course of the performance of your services hereunder you (directly or through Gruppo, Levey & Capell, Inc. or any affiliate thereof) introduce the Company to any transaction which the Company enters into during the term of this Agreement or for a period of one year thereafter, the Company agrees to pay you (or such affiliate) an additional fee of which you and the Company mutually determine.

         In exchange for your services, and in full consideration therefor, the Company agrees to promptly issue to you upon the execution hereof 100,000 fully paid non-assessable shares of its Common Stock. Such Common Stock may be held by you or, if you elect to sell such Common Stock within a period of 60 days hereof, the Company will promptly pay you the amount by which $250,000 exceeds your net proceeds or, if for any reason you are prohibited or unable to sell such shares within such 60 day period

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Hugh W. Levey
May 13, 1997
Page 2

the Company will promptly remit the full amount of $250,000 to you. In the event of a sale within such 60 day period, you agree to return any proceeds above $250,000, if so requested by the Company.

         Promptly upon the delivery of the Common Stock, the Company will undertake to file the Registration Statement or Form S-8 or such other Form as the Company and its counsel deem appropriate with the Securities and Exchange Commission, at the sole cost and expense of the Company, for the purpose of registering such shares of Common Stock as foresaid. Simultaneously with the delivery of such stock Diplomat Corporation will issue an opinion of its counsel to the effect that shares are validly issued, fully paid and non-assessable. The Company will advise (and render an opinion of counsel to such effect) as soon as you are permitted to sell the Common Stock as contemplated herein.

         In no event shall your lack of availability to perform the consulting services described in the first paragraph of this Agreement or the nature or manner of services is performed affect your right to the Common Stock and your other rights and benefits set forth herein.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If the foregoing correctly states our understanding please execute and acknowledge a counterpart of this Agreement as set forth below.

                                                  Very truly yours,

                                                  Diplomat Corporation

                                                  By: /s/ Jonathan Rosenberg
                                                      -----------------------
                                                      Jonathan Rosenberg
                                                      President
Agreed Accepted

By: /s/ Hugh W. Levey
    --------------------
    Hugh W. Levey